                                                                     EXHIBIT 2.2

                                    GUARANTY

     THIS GUARANTY, is made effective as of December 20, 1997, by Tyco International Ltd., a Bermuda company with a principal place of business at The Gibbons Bldg., 10 Queen Street, Suite 301, Hamilton HM 11 Bermuda ("Tyco"), to American Cyanamid Company, a Maine corporation ("Cyanamid"), American Home Products Corporation, a Delaware corporation ("AHP"), AHP Subsidiary Holding Corporation, a Delaware corporation ("AHP Sub" and, together with AHP and Cyanamid, "Sellers") with a principal place of business at 5 Giralda Farms, Madison, New Jersey 07940, with respect to the obligations of Tyco International
(US) Inc., a Massachusetts corporation and an indirect wholly-owned subsidiary of Tyco, with a principal place of business at One Tyco Park, Exeter, New Hampshire 03833 ("Buyer").

                            W I T N E S S E T H; That

     WHEREAS, Sellers and Buyer are parties to a certain Purchase Agreement of even date herewith (the "Purchase Agreement"); and

     WHEREAS, it is a condition to the obligations of Sellers to enter into the Purchase Agreement that Tyco guarantee all obligations of Buyer which arise out of the Purchase Agreement and Tyco is willing to guarantee all such obligations.

     NOW, THEREFORE, in consideration of the foregoing matters, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Tyco hereby agrees as follows:

                                    ARTICLE I

     1. Tyco hereby irrevocably guarantees the payment and performance of all debts, obligations and liabilities of Buyer to Sellers arising pursuant to the Purchase Agreement and any document executed incident thereto, now due or hereafter falling due if Buyer fails to perform, pay or discharge such debts, obligations and liabilities, together with all costs of collection, compromise or enforcement, including, without limitation, reasonable attorneys' fees incurred with respect to any such debts, obligations or liabilities or with respect to this or any other guaranty of any of them, or with respect to a proceeding under the United States Bankruptcy Code or any other state or federal bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or a trust mortgage, composition or assignment for the benefit of creditors concerning Buyer or Tyco, together with interest on all such costs of collection, compromise or enforcement from the date arising (all of the foregoing, collectively, the "Obligations").

     2.   Tyco hereby agrees:

          (a) that this Guaranty is irrevocable and shall not be impaired by any modification, supplement, extension or amendment of the Purchase Agreement or any of the Obligations, nor by any modification release or other alteration of any of the Obligations hereby guaranteed or of any security therefore, nor by any agreements or arrangements whatever with Buyer or anyone else;

          (b) that the liability of Tyco hereunder is primary, direct and unconditional and not of collection only and may be enforced without requiring Sellers first to resort to any other right, remedy or security, and does not require Sellers to proceed against the Buyer or any of its affiliates or any other person or pursue any other remedy whatever;

          (c) that Tyco shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the Obligations, unless and until all of the Obligations have been fully paid and performed;

          (d) that if Buyer or Tyco should at any time become insolvent or make a composition, trust mortgage or general assignment for the benefit of creditors, or if a proceeding under the United States Bankruptcy Code or any other state or federal bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally shall be filed or commenced by, against or in respect of Buyer or Tyco, any and all obligations of Tyco shall, at Sellers' option, immediately become due and payable without notice which is expressly waived;

          (e) that, if any payment or transfer to Sellers which has been credited against any Obligation under the Purchase Agreement, is voided or rescinded or required to be returned by Sellers, whether or not in connection with any event or proceeding described in Section 2(d), this Guaranty shall continue in effect or be reinstated as though such payment, transfer or recovery had not been made;

          (f) that Sellers' books and records showing the account between Sellers and Buyer shall be admissable in any action or proceeding;

          (g) that this Guaranty shall be construed as an absolute and independent, unconditional, present and continuing and unlimited obligation of Tyco without regard to the regularity, validity or enforceability of any of the Obligations, and without regard to whether any Obligation is limited, modified, voided, released or discharged in any proceeding under the United States Bankruptcy Code or any other state or federal bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally;

          (h) that this Guaranty shall be terminated by Tyco with Sellers' prior written consent, which shall not be unreasonably withheld, only as of the date on which Buyer has fully paid and completely performed and indefeasibly paid in full all of the Obligations;

          (i) that any termination of this Guaranty shall be applicable only to transactions having their inception after the effective date of such termination and shall not affect rights and obligations arising out of transactions having their inception prior to such date; and

          (j) that nothing shall discharge or satisfy the liability of Tyco hereunder except the full payment and performance of all of the Obligations, and shall be reinstated, if at any time any payment of any of the Obligations is rescinded or otherwise returned by Sellers or upon the insolvency, bankruptcy or reorganization of Buyer or any of its affiliates, all as though such payment had not been made.

     3. Tyco waives to the greatest extent permitted by the internal laws of the State of New York without regard to the conflicts of laws of such State: notice of acceptance hereof; presentment and protest or demand of any instrument, and notice thereof ; notice of default or dishonor; notice of foreclosure; notice of any modification, any requirement for promptness, diligence and notice of acceptance, release or other alteration of any of the Obligations or of any security therefor and all other notices to which Tyco might otherwise be entitled.

     4. This Guaranty, all acts and transactions hereunder, and the rights and obligations of the parties hereto shall be governed, construed and interpreted according to the internal laws of the State of New York without regard to the conflicts of laws of such State, shall be binding upon the successors and assigns of Tyco, and shall inure to the benefit of Sellers' successors and assigns; provided, however, that the obligations hereunder are personal to Tyco and may not be assigned without Sellers' prior written consent.

     5. Notwithstanding anything to the contrary contained herein, Tyco shall have the right to rely on any defense available to Buyer under the Purchase Agreement or otherwise in satisfaction of this Guaranty; provided, however, that Tyco will not exercise any rights which it may acquire by way of subrogation under this Guaranty by any payment made hereunder or otherwise, until all Obligations have been performed or paid in full.

                                   ARTICLE II

     Tyco represents and warrants to Sellers as follows:

     A. CORPORATE ORGANIZATION. Tyco is a corporation duly organized, validly existing and in good standing under the laws of Bermuda. Tyco has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in each domestic or foreign jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the business, operations or financial condition of Tyco and its subsidiaries, taken as a whole, or on the ability of Tyco to guarantee all of the Obligations contemplated herein.

     B. AUTHORITY RELATIVE TO THIS AGREEMENT. Tyco has the requisite corporate power and authority to execute and deliver this Guaranty and to guarantee all of the Obligations contemplated herein. The execution and delivery by Tyco of this Guaranty and the guarantee by Tyco of all of the Obligations contemplated herein have been duly authorized by all necessary corporate action on the part of Tyco, and no other corporate proceeding is necessary for the execution and delivery of this Guaranty, the performance by Tyco of its obligations hereunder, and the obligations of Tyco to guarantee all of the Obligations contemplated herein. This Guaranty has been duly executed and delivered by Tyco and constitutes a legal, valid and binding obligation of Tyco, enforceable against Tyco in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors' rights and general principles of equity, but shall be subject to the provisions of this Guaranty to the fullest extent permitted by law in the event that any such limitations shall apply.

     C. CONSENTS AND APPROVALS; NO VIOLATIONS. Except as contemplated in the Purchase Agreement, no material filing with, and no material permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Tyco of the transactions contemplated by this Guaranty. The execution and delivery of this Guaranty and the guarantee of all of the Obligations contemplated herein will not (x) conflict with or result in a breach of any of the provisions of the Memorandum of Association or Bye-laws (or other incorporation documents) of Tyco, (y) be subject to the making of the filings and the obtaining of the governmental and other consents referred to herein, contravene in any material respect any law, rule or regulation of any state, the United States or any country or any order, writ, judgment, injunction, decree, determination or award currently in effect that is binding upon Tyco or any of its subsidiaries or any of their respective properties, or (z) violate or result in a breach or result in the acceleration or termination of, or the creation in any third party of the right to accelerate, terminate, modify or cancel, any material indenture, contract, lease, sublease, loan agreement, note or other material obligation or liability to which Tyco or any of its affiliates is a party or is bound or to which any of the assets of Tyco are subject.

     D. FINANCIAL CAPABILITY. Tyco has sufficient funds to meet all of its obligations hereunder and to guarantee all of the Obligations contemplated herein.

                                   ARTICLE III

     A. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by reputable overnight courier or certified mail (return receipt requested) or sent by telecopier (confirmed thereafter by such certified mail) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

     (a)  if to Sellers:
          c/o American Home Products Corporation
          Five Giralda Farms
          Madison, New Jersey 07940
          Attention: Chief Financial Officer
          Telecopier Number: (973) 660-7156

          with a copy to:

          American Home Products Corporation
          Five Giralda Farms
          Madison, New Jersey 07940
          Attention: Senior Vice President and General Counsel
          Telecopier Number: (973) 660-6030

     (b)  if to Buyer:

          Tyco International (US) Inc.
          One Tyco Park
          Exeter, New Hampshire 03833
          Attention: Chief Financial Officer
          Telecopier Number: (603) 778-0108

          with a copy to:

          Tyco International (US) Inc.
          One Tyco Park
          Exeter, New Hampshire 03833
          Attention: General Counsel
          Telecopier (603) 778-7700

     (c)  if to Tyco:

          Tyco International Ltd.
          The Gibbons Bldg.
          10 Queen Street, Suite 301
          Hamilton HM 11 Bermuda
          Attention: Chief Financial Officer
          Telecopier Number: (441)-295-9647

     Notice so given shall (in the case of notice so given by mail) be deemed to be given and received on the third calendar day after mailing or the next business day if sent by a reputable overnight courier and (in the case of notice so given by telecopier or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

     (B) SUBMISSION TO JURISDICTION. Tyco hereby submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Guaranty or the transactions contemplated hereby. Tyco irrevocably waives to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Buyer appoints CT Corporation System ("Process Agent") as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the proceedings. Sellers may make service on Buyer by sending or delivering a copy of the process (i) to the party to be served at the address and in the manner provided for the giving of notices in Section A above, or (ii) to the party to be served in care of the Process Agent at 2 Oliver Street Boston, MA 02109. Nothing in this Section (B), however, shall affect the right of any party to serve legal process in any manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner by law or at equity.

     (C) SEVERABILITY. If any provisions of this Guaranty shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Guaranty. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Guaranty shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.


     This Guaranty has been duly executed as of the date first above written.

                                              TYCO INTERNATIONAL LTD.
                                              By:      ________________________
                                              Title:   ________________________